Exhibit 10.3
RELOCATION AGREEMENT
     AGREEMENT dated as of January 4, 2010 to be effective as of January 1, 2010 (the “Effective Date”) between BRIGHTPOINT, INC., an Indiana corporation (the “Employer” or the “Company”), and Anurag Gupta (the “Executive”).
W I T N E S S E T H :
     WHEREAS, the Employer desires to employ (the “Employment”) the Executive as its President, Europe, Middle East and Africa, as more fully set forth in the Employment Agreement between the parties hereto of even date herewith (the “Employment Agreement”); and
     WHEREAS, as a condition of the Employment, the Executive was required to relocate himself and his family from the United States to Europe; and
     WHEREAS, to induce the Executive to accept the Employment the Employer has agreed to provide the Executive with certain relocation benefits upon the terms and conditions set forth below;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Executive hereby agree as follows:
1.	Term. For the lesser of (i) so long as the Executive remains employed by the employer pursuant to the terms of the Employment Agreement and resides in Europe or an agreed location in the territory, (ii) two years from the Effective Date (the “Term”), the Executive shall be entitled to receive the following benefits (the “Relocation Benefits”):
a)	A housing allowance in the amount of €8,000 per month (or €96,000 annualized) payable by the Employer in twelve monthly installments. This payment is subject to required tax withholdings.

b)	Annual paid family trips to the United States of America in an annual aggregate amount not to exceed four business class tickets per year, provided that the timing of such trip received the prior approval of the Chief Executive Officer of the Company;

c)	The Company shall arrange and pay for professional tax advice and preparation for the Executive in relation to his United States and European personal income taxes on an annual basis. The provider of such professional services will be appointed by the Company.

d)	The Company shall provide tax equalization, if necessary, to employment related compensation to include a) base salary, b) bonus, c) equity issued by the Company. For purposes of clarify,

the Company will not provide tax equalization, if necessary, on any personal investments (real estate, stocks, etc.) or other personal income.

e)	The Company shall provide either an international health insurance policy for the Executive and his family or, if allowable under the Company’s U.S. health insurance plan, allow him and his family to continue to participate in this benefit. It is understood that the Executive’s son will continue to be covered while living in the United States as long as he is eligible for coverage under the Company’s benefit programs.
2.	Reimbursement of Expenses. The Company will reimburse or pay directly the reasonable costs associated with moving the Executive’s household goods including one (1) automobile to his final destination in Europe. For the sake of clarity, this will be a one-time reimbursement or payment relating only to the Executive’s family’s initial move to on or about the Effective Date. Should the Executive choose not to move a vehicle, the Company shall provide a monthly automobile allowance in the amount of €1,750. All taxes will be the responsibility of the Executive.

3.	For a period not to exceed three (3) months, the Company will provide temporary housing accommodations.

4.	The Company will provide two (2) business class tickets for the Executive’s wife to visit the location prior to relocation for the purpose of house hunting. For the sake of clarity, this is in addition to the final move to the new location.

5.	End of Term/Termination. The parties agree that at the end of the Term (as defined in Section 1 of this Agreement) the Company will review whether this agreement shall be extended for an additional period, which determination shall be made at the sole discretion of the Company’s Compensation and Human Resources Committee. Should this Agreement not be renewed, the Company shall pay reasonable expenses associated with the repatriation of the Executive and his family to the United States. Currency. All relocation benefits are expressed in and will be paid in United States dollars unless expressly designated otherwise.

6.	Termination without Cause. For the sake of clarity, notwithstanding Clause VIII of the Employment Agreement, if the Executive is terminated without cause, all amounts in this Relocation Agreement will be excluded in the calculation of the amount due to the individual.

7.	General. This Agreement is further governed by the following provisions:

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a)	Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Employer:	Brightpoint, Inc. 7635 Interactive Way, Suite 200 Indianapolis, Indiana 46278 Attn: General Counsel

To the Executive:	Anurag Gupta 10677 Crown Court Carmel, IN 46032
b)	Parties in Interest. Executive may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

c)	Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the Relocation Benefits and contains all of the covenants and agreements between the parties with respect to such benefits. Notwithstanding the foregoing or anything in this Agreement to the contrary, in the event any of the terms of this Agreement conflict with any of the terms of the Employment Agreement, the terms of the Employment Agreement shall govern.

d)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to conflicts of law principles. Executive agrees to and hereby does submit to jurisdiction before any state or federal court of record in Marion County, Indiana, or in the state and county in which such violation may occur, at Employer’s election.

e)	Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

f)	Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BRIGHTPOINT, INC.
By:	/s/ Robert J. Laikin
Robert J. Laikin,
Chairman of the Board and Chief Executive Officer

/s/ Anurag Gupta
ANURAG GUPTA

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